FIRST AMENDMENT TO CONVERTIBLE PROMISSORY NOTE AND SECURITIES PURCHASE AGREEMENT

This First Amendment to Convertible Promissory Note and Securities Purchase Agreement (this “Amendment”) is made as of December 21, 2012 (the “Effective Date”), by and between Iliad Research and Trading, LP, a Delaware limited partnership (“Holder”), and Silver Falcon Mining, Inc., a Delaware corporation (“Company”), to amend that certain Convertible Promissory Note dated March 30, 2012 in the original principal amount of $565,500 issued by the Company in favor of Holder (the “Note”) and that certain Securities Purchase Agreement dated March 30, 2012 by and between Holder and the Company (the “Purchase Agreement”).  Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to them in the Note.

RECITALS

A.

The Company has requested that the Initial Installment Date under the Note be moved from October 1, 2012 to November 1, 2012.

B.

Holder is willing to amend the Note to reflect such a delayed Initial Installment Date, so long as the Company is willing to amend certain other provisions of the Note, Purchase Agreement and other Transaction Documents as well.

C.

In light of the forgoing, pursuant to Section 14 of the Note and Section 13.8 of the Purchase Agreement, the Company and Holder desire to amend the Note, Purchase Agreement and other Transaction Documents in accordance with the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Holder hereby agree as follows:

1.

Recitals.  The recitals above are hereby agreed to and incorporated into this Amendment.

2.

Amendments to Note.

(a)

The definition of “Initial Installment Date” in the Note shall be amended and restated in its entirety to mean and refer to November 1, 2012.

(b)

Section 3.4(a) of the Note shall be amended and restated in its entirety to read as follows:

(a)

Notwithstanding anything to the contrary contained in this Note (except as set forth below in this subsection), this Note shall not be convertible by the Holder hereof, and the Company shall not effect any conversion of this Note or otherwise issue any shares of Common Stock pursuant to Section 3 or Section 8 hereof, to the extent (but only to the extent) that the Holder together with any of the Holder’s Affiliates would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Common Stock outstanding.  Notwithstanding the forgoing, (i) if any of the DWAC Eligible Conditions are not then satisfied, the term “4.99%” shall be replaced in the preceding sentence with “9.99%” at such time as the Market Capitalization of the Common Stock is less than $3,000,000.00, but (ii) if all of the DWAC Eligible Conditions are then satisfied, the term “4.99%” shall be replaced in the preceding sentence with “9.99%” only at such time as the Market Capitalization of the Common Stock is less than $1,500,000.00.  For the avoidance of any doubt, notwithstanding any other provision contained herein, if the term “4.99%” is replaced with “9.99%” pursuant to the preceding sentence, such change to “9.99%” shall be permanent.  For purposes of this Agreement, the term “Market Capitalization of the Common Stock” shall mean the product equal to (i) the average VWAP of the Common Stock for the immediately preceding thirty (30) Trading Days, multiplied by (ii) the aggregate number of outstanding shares of Common Stock as reported on the Company’s most recently filed Form 10-Q or Form 10-K (or, until the Company becomes an issuer required to file reports under the 1934 Act (as defined in the Purchase Agreement) pursuant to the terms of the Transaction Documents, the aggregate number of outstanding shares of Common Stock as posted on the Company’s web page located at OTCmarkets.com (or such other web page approved by the Holder)).

(c)

The first sentence (and only such first sentence) of Section 8.1 of the Note shall be amended and restated in its entirety to read as follows:

8.1

General.  On or prior to the date which is the twenty-third (23rd) Trading Day prior to each Installment Date (each, an “Installment Notice Due Date”), the Company shall deliver written notice (each, a “Company Installment Notice” and the date the Holder receives such notice is referred to as to the “Company Installment Notice Date”), to the Holder and such Company Installment Notice shall (i) either (A) confirm that the applicable Installment Amount of this Note shall be converted in whole pursuant to a Company Conversion or (B) (1) state that the Company elects to redeem, or is required to redeem in accordance with the provisions of this Note, in whole or in part, the applicable Installment Amount pursuant to a Company Redemption and (2) specify the portion of the applicable Installment Amount which the Company elects, or is required to redeem, pursuant to a Company Redemption (such amount to be redeemed in cash, the “Company Redemption Amount”) and the portion of the applicable Installment Amount, if any, with respect to which the Company will, and is permitted to, effect a Company Conversion (such amount of the applicable Installment Amount so specified to be so converted pursuant to this Section 8 is referred to herein as the “Company Conversion Amount”), which amounts when added together, must equal the entire applicable Installment Amount and (ii) if the applicable Installment Amount is to be paid, in whole or in part, pursuant to a Company Conversion, certify that there is not an Equity Conditions Failure as of the date of the applicable Company Installment Notice.

2

(d)

Section 28.23 of the Note shall be amended and restated in its entirety to read as follows:

28.23.

“Installment Date” means the Initial Installment Date and the first day of each of the next eleven (11) calendar months following the month during which the Initial Installment Date occurs; provided, however, that if the Outstanding Balance is not paid on the Maturity Date, then in addition to any remedies available under the Transaction Documents, the Installment Dates will continue on the same day of each calendar month until the Outstanding Balance is paid in full, thus requiring the Company to continue to provide Company Installment Notices to the Holder pursuant to Section 8 hereof.

(e)

Section 28.30 of the Note shall be amended and restated in its entirety to read as follows:

28.30.

“Post-Installment Conversion Shares” means that number of shares of Common Stock that would be required to be delivered pursuant to Section 8 on an applicable Installment Date without taking into account the delivery of any Pre-Installment Conversion Shares. The Post-Installment Conversion Shares are equal to the quotient of (i) the Company Conversion Amount divided by (ii) the Post-Installment Conversion Price as of the applicable Installment Date.

(f)

The following shall be added as Section 28.45 of the Note:

28.45. “DWAC” means Deposit Withdrawal at Custodian as defined by the DTC.

(g)

The following shall be added as Section 28.46 of the Note:

28.46. “DWAC Eligible Conditions” means that (i) the Common Stock is eligible at DTC for full services pursuant to DTC’s operational arrangements, including without limitation transfer through DTC’s DWAC system, (ii) the Company has been approved (without revocation) by the DTC’s underwriting department, and (iii) the Transfer Agent is approved as an agent in the DTC Fast Automated Securities Transfer Program.

(h)

The following shall be added as Section 28.47 of the Note:

28.47.

“Post-Installment Conversion Price” means, with respect to a particular date of determination, the lower of (i) the Conversion Price then in effect and (ii) the Market Price for the applicable Installment Date.

All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during any applicable Measuring Period.

(i)

Amendments to Purchase Agreement.  Section 12 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

12.

OWNERSHIP LIMITATION.  If at any time after the Closing, the Buyer shall or would receive shares of Common Stock in payment of interest or principal under the Note or upon conversion of the Note, so that the Buyer would, together with other shares of Common Stock held by it or its Affiliates, hold by virtue of such action or receipt of additional shares of Common Stock a number of shares exceeding the Maximum Percentage (as defined in the Note), the Company shall not be obligated and shall not issue to the Buyer shares of Common Stock which would exceed the Maximum Percentage, but only until such time as the Maximum Percentage would no longer be exceeded by any such receipt of shares of Common Stock by the Buyer. The foregoing limitations regarding the Maximum Percentage are enforceable, unconditional and non-waivable and shall apply to all Affiliates and assigns of the Buyer. Additionally, if at any time after the Closing the Company is no longer filing required reports under Sections 13 or 15 of the 1934 Act (either because the Company’s registration has been withdrawn or revoked, or because it is delinquent in its reporting obligations), , then from that point on, for so long as the Buyer or the Buyer’s Affiliate owns Common Stock or rights to acquire Common Stock, the Company shall post (or cause to be posted), no less frequently than every thirty (30) calendar days, the then-current number of issued and outstanding shares of its capital stock to the Company’s web page located at OTCmarkets.com (or such other web page approved by the Holder). The Company understands that its failure to so post its shares outstanding could result in economic loss to the Holder.  As compensation to the Holder for such loss, in addition to any other available remedies in the Transaction Documents or at law or in equity, the Company shall pay the Holder a late fee of $500.00 per calendar day for each calendar day that the Company fails to comply with the foregoing obligation to post its shares outstanding.  As elected by the Holder, the amount of any late fees incurred under this Section 12 shall either be automatically added to the principal balance of the Note (without the need to provide any notice to the Company) or otherwise paid by the Company in immediately available funds upon demand.

3.

Delivery of Pre-Installment Conversion Shares.  The Company issued 3,713,996 shares of Common Stock to Holder on or around October 10, 2012.  The Company and Holder agree that such Shares shall be deemed to be Pre-Installment Conversion Shares for the Initial Installment under the Note.

4.

Delivery of Shares.  The Company and Holder hereby acknowledge and agree that it is their intent that, except to the extent the Transaction Documents explicitly permit or require delivery of Common Stock via certificate (for example, pursuant to Section 3.3(a) or Section 8.4 of the Note), all Common Stock to be delivered to Holder under the Note, whether pursuant to Section 3, Section 8 or any other section of the Note, or under any of the other Transaction Documents, shall be transferred electronically via the DTC/Fast Program and DWAC system (“DWAC Delivery”) only.  Failure to do so shall constitute an Event of Default under the Note.  Consistent therewith, and for the avoidance of doubt, all provisions in the Transaction Documents that reference delivery of Common Stock via DTC or the DTC system, or the DTC Fast Automated Securities Transfer Program or the DWAC system, or any other electronic delivery or similar description, shall be deemed a reference to DWAC Delivery.  The Company and Holder hereby acknowledge and agree that all of the Transaction Documents are hereby amended as necessary to reflect the acknowledgments and agreements of the parties set forth in this paragraph.

5.

Continuing Agreement.  Except as modified in this Amendment, the provisions of the Note and the Purchase Agreement and all other Transaction Documents will remain unchanged and in full force and effect and govern this Amendment.  Any reference to the Note, Purchase Agreement or any other Transaction Document after the date of this Amendment shall be deemed a reference to the Note, Purchase Agreement or other Transaction Document, as applicable, as amended by this Amendment.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment to, any right, power, or remedy of Holder under the Note, the Purchase Agreement or any of the other Transaction Documents.

6.

Entire Agreement.  This Amendment and the Transaction Documents (as amended hereby) set forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the parties with respect thereto.  In the event of a conflict between this Amendment and any of the Transaction Documents, this Amendment shall control.

7.

Counterparts; Copies.  This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.  Facsimiles and copies of signatures will be deemed binding originals.

(Signature Page Follows)

IN WITNESS WHEREOF, this First Amendment to Convertible Promissory Note and Securities Purchase Agreement is executed as of the date first set forth above.

HOLDER:

ILIAD RESEARCH AND TRADING, LP

a Delaware limited partnership

By:

Name:

Title:

COMPANY:

SILVER FALCON MINING, INC.

a Delaware corporation

By:

Name:

Title:

[Signature Page to First Amendment to Convertible Promissory Note and Securities Purchase Agreement]